Exhibit 4.1

GreenTree Hospitality Group Ltd. Number Class A Ordinary Shares Incorporated under the laws of the Cayman Islands Share capital is US$250,000,000 divided into (i) 400,000,000 Class A Ordinary Shares of a par value of US$0.50 each and (ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.50 each THIS IS TO CERTIFY THAT is the registered holder of Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof. EXECUTED on behalf of the said Company on the day of by: DIRECTOR